Exhibit 99.1
For Immediate Release July 22, 2013	Contacts: Debbie Hancock (Investor Relations) 401-727-5401
Wayne Charness (News Media) 401-727-5983

Hasbro Reports Financial Results for the Second Quarter 2013

•	Net revenues of $766.3 million for the second quarter 2013 versus $811.5 million for the second quarter 2012;
•
Operating profit of $76.6 million in the second quarter 2013, or 10.0% of revenues, excluding $2.5 million of pre-tax partial pension settlement charges associated with restructuring actions, versus $86.3 million, or 10.6% of revenues, in the second quarter 2012;

•	Net earnings of $38.3 million or $0.29 per diluted share, excluding the pension charges of $0.01 per diluted share, compared to $43.4 million, or $0.33 per diluted share in 2012;
•	Revenues for Games up 19%; Girls up 43%; and Preschool up 4% in the quarter;
•	Growth across vast majority of Franchise Brands including MY LITTLE PONY, MAGIC: THE GATHERING, PLAY-DOH, NERF and MONOPOLY.

Pawtucket, RI (July 22, 2013) -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the second quarter 2013.  Net revenues for the quarter were $766.3 million, a 6% decline compared to $811.5 million in 2012.  Second quarter 2013 net revenues include a favorable $1.0 million impact of foreign exchange.

As adjusted, net earnings for the second quarter 2013 were $38.3 million, or $0.29 per diluted share, compared to $43.4 million, or $0.33 per diluted share in 2012.  This excludes pre-tax partial pension settlement charges of $2.5 million, or $0.01 per diluted share, associated with previously disclosed restructuring actions.  Second quarter 2013 net earnings were $36.5 million, or $0.28 per diluted share, as reported.

"Through our global brand building efforts, we are taking steps to drive long-term profitable growth across our brand portfolio," said Brian Goldner, Hasbro's President and Chief Executive Officer.  "In the second quarter, this resulted in growth in our Girls, Games, and Preschool categories.  This growth, however, did not offset the decline in our Boys revenues, which faced difficult comparisons due to major motion pictures in 2012.  As we enter the second half of the year, we have innovative brand initiatives across categories and geographies, including NERF REBELLE, FURBY BOOM, MY LITTLE PONY EQUESTRIA GIRLS, TELEPODS for ANGRY BIRDS STAR WARS II and TRANSFORMERS CONSTRUCT-BOTS."

"Across our business, we are increasing our focus on our most important initiatives while right sizing our cost base," continued Goldner.  "We have expanded our digital gaming capabilities with the acquisition of 70% of Backflip Studios, a profitable mobile game studio. Importantly, we are developing comprehensive and innovative lines for both film and television entertainment in the coming years, including TRANSFORMERS 4 in 2014 as well as MARVEL and STAR WARS entertainment from Disney in 2014, 2015 and beyond."

Second Quarter 2013 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	Q2 2013	Q2 2012	% Change	Q2 2013	Q2 2012	% Change
U.S. and Canada	$389.2	$406.6	-4%	$59.0	$60.9	-3%
International	$340.2	$360.5	-6%	$14.8	$29.9	-50%
Entertainment and Licensing	$35.3	$43.2	-18%	$3.7	$8.2	-55%

Note:  Second quarter 2013 pension charges are in Corporate and Eliminations.  See attached table: Supplemental Financial Data, Restructuring Charges.

U.S. and Canada segment net revenues were $389.2 million compared to $406.6 million in 2012.  The results reflect growth in the Games, Girls and Preschool categories.  The U.S. and Canada segment reported operating profit of $59.0 million compared to $60.9 million in 2012.

International segment net revenues were $340.2 million compared to $360.5 million in 2012.  Net revenues in the International segment include a favorable $1.2 million impact of foreign exchange.  Revenues in the International segment reflect growth in emerging markets as well as the Games, Girls and Preschool categories.  The International segment reported operating profit of $14.8 million compared to $29.9 million in 2012.

Entertainment and Licensing segment net revenues were $35.3 million compared to $43.2 million in 2012.  Second quarter 2012 revenues reflected a higher mix of revenues from television programming sales for digital distribution.  The Entertainment and Licensing segment reported an operating profit of $3.7 million compared to $8.2 million in 2012.

Second Quarter 2013 Product Category Performance

	Net Revenues ($ Millions)
	Q2 2013	Q2 2012	% Change
Boys	$253.7	$389.1	-35%
Games	$255.4	$214.8	+19%
Girls	$149.4	$104.2	+43%
Preschool	$107.8	$103.4	+4%

For the second quarter 2013, net revenues in the Boys category decreased 35% to $253.7 million.  NERF was up in the quarter; however, several brands, including MARVEL and BEYBLADE, faced difficult comparisons with the second quarter 2012.

The Games category posted its third consecutive quarter of growth, increasing revenues 19% in the second quarter 2013 versus last year.  Both of our Games Franchise Brands, MAGIC: THE GATHERING and MONOPOLY, were up in the quarter.  Additionally, many other Games brands grew including TWISTER, JENGA and the ELEFUN & FRIENDS collection.

The Girls category posted its fourth straight quarter of growth, increasing 43% in the quarter.  FURBY and MY LITTLE PONY were the primary contributors to the strong year-over-year growth.

The Preschool category also grew in the second quarter, increasing 4% to $107.8 million.   PLAY-DOH, PLAYSKOOL HEROES, led by TRANSFORMERS RESCUE BOTS, and SESAME STREET products all grew in the quarter.

Cost Savings Initiative

As previously announced, the Company is undertaking a cost savings initiative designed to better align resources and costs while targeting $100 million in annual savings by 2015.

During the second quarter 2013, the Company incurred $2.5 million in pre-tax partial pension settlement charges, or $0.01 per diluted share, associated with this initiative.  Potential additional pension settlement charges could be as much as $8 million dependent on the amount and type of benefit payments pension participants request during the remainder of 2013.  The Company did not record any additional restructuring charges during the second quarter, but continues to expect full-year charges of $30 to $35 million, prior to pension charges.  In the first quarter 2013, the Company recorded $28.9 million in restructuring charges.

The expectation for gross savings for 2013 continues to be $45 to $48 million, resulting in expected net savings of $13 to $15 million for the full-year, prior to pension charges.

Dividend and Share Repurchase

On May 23, 2013, Hasbro declared a quarterly cash dividend of $0.40 per common share.  The dividend will be payable on August 15, 2013 to shareholders of record at the close of business on August 1, 2013.  Year-to-date, the Company has paid $52.1 million in cash dividends to shareholders.

During the second quarter 2013, the Company repurchased a total of 771,211 shares of common stock at a total cost of $35.4 million and an average price of $45.82 per share.  At quarter end, the Company had repurchased a total of 1.29 million shares of common stock year-to-date and $71.8 million remained available in the current share repurchase authorization.

 Hasbro will webcast its second quarter 2013 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast, please go to http://investor.hasbro.com.   The replay of the call will be available on Hasbro's web site approximately 2 hours following completion of the call.  Additionally, presentation slides associated with today's conference call are available on Hasbro's website at http://investor.hasbro.com.

About Hasbro, Inc.

Hasbro, Inc. (NASDAQ: HAS) is a branded play company dedicated to fulfilling the fundamental need for play for children and families through the creative expression of the Company's world class brand portfolio, including TRANSFORMERS, MONOPOLY, PLAY-DOH, MY LITTLE PONY, MAGIC: THE GATHERING, NERF and LITTLEST PET SHOP.  From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative play and entertainment experiences, in a variety of forms and formats, anytime and anywhere. The Company's Hasbro Studios develops and produces television programming for more than 170 markets around the world, and for the U.S. on Hub Network, part of a multi-platform joint venture between Hasbro and Discovery Communications (NASDAQ: DISCA, DISCB, DISCK). Through the Company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the "World's Most Ethical Companies" and is ranked as one of Corporate Responsibility Magazine's "100 Best Corporate Citizens." Learn more at www.hasbro.com.

© 2013 Hasbro, Inc. All Rights Reserved.

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company's potential performance in the future, including with respect to its planned cost savings initiative and profitability, and the Company's ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship new and continuing products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company's development, manufacturing, marketing, royalty and other costs; (ii) global economic conditions, including recessions, credit crises or other economic shocks or downturns affecting the United States, Europe or any of the Company's other markets which can negatively impact the retail and/or credit markets, the financial health of the Company's retail customers and consumers, and consumer and business confidence, and which can result in lower employment levels, less consumer disposable income, and lower consumer spending, including lower spending on purchases of the Company's products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives in an effective manner; (v) other economic and public health conditions in the markets in which the Company and its customers and suppliers operate which impact the Company's ability and cost to manufacture and deliver products, such as higher fuel and other commodity prices, higher labor costs, higher transportation costs, outbreaks of disease which affect public health and the movement of people and goods, and other factors, including government regulations, which can create potential manufacturing and transportation delays or impact costs; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower the Company's net revenues and earnings, and significantly impact the Company's costs; (vii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company's customers or changes by the Company's customers in their purchasing or selling patterns; (viii) greater than expected costs, or unexpected delays or difficulties, associated with The Hub TV Network, the Company's joint venture television network with Discovery Communications, LLC, Hasbro Studios, or the creation of new content to appear on The Hub TV Network and elsewhere; (ix) consumer interest in and acceptance of The Hub TV Network, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (x) the inventory policies of the Company's retail customers, including retailers' potential decisions to lower the inventories they are willing to carry, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled  with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; (xi) delays, increased costs or difficulties associated with any of our planned media initiatives; (xii) work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xiii) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xiv) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; (xv) concentration of manufacturing for many of the Company's products in the People's Republic of China and the associated impact to the Company of public health conditions and other factors affecting social and economic activity in China, affecting the movement of products into and out of China, and impacting the cost of producing products in China and exporting them to other countries; (xvi) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvii) other market conditions, third party actions or approvals and the impact of competition which could reduce demand for the Company's products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; and (xviii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission ("SEC") filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.
This press release includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA.  EBITDA represents net earnings excluding interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

This press release also includes the Company's 2013 and 2012 costs and expenses, operating profit, net earnings and diluted earnings per share excluding the impact of restructuring charges. Management believes that presenting this data excluding these charges assists investors understanding of the underlying performance of the results of operations.

# # #
(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)	June 30, 2013	July 1, 2012
ASSETS
Cash and Cash Equivalents	$1,022,345	$779,931
Accounts Receivable, Net	640,503	651,410
Inventories	359,969	416,905
Other Current Assets	343,385	297,580
Total Current Assets	2,366,202	2,145,826
Property, Plant and Equipment, Net	237,774	223,383
Other Assets	1,574,323	1,645,512
Total Assets	$4,178,299	$4,014,721

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$192,918	$220,605
Current Portion of Long-term Debt	432,458	-
Payables and Accrued Liabilities	671,346	618,088
Total Current Liabilities	1,296,722	838,693
Long-term Debt	959,895	1,399,557
Other Liabilities	465,656	376,981
Total Liabilities	2,722,273	2,615,231
Total Shareholders' Equity	1,456,026	1,399,490
Total Liabilities and Shareholders' Equity	$4,178,299	$4,014,721

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Quarter Ended				Six Months Ended
(Thousands of Dollars and Shares Except Per Share Data)	June 30, 2013	% Net Revenues	July 1, 2012	% Net Revenues	June 30, 2013	% Net Revenues	July 1, 2012	% Net Revenues
Net Revenues	$766,342	100.0%	$811,467	100.0%	$1,430,036	100.0%	$1,460,317	100.0%
Costs and Expenses:
Cost of Sales	300,570	39.2%	311,984	38.5%	568,142	39.7%	569,020	39.0%
Royalties	50,229	6.6%	70,893	8.7%	99,621	7.0%	123,327	8.4%
Product Development	47,904	6.2%	50,113	6.2%	95,089	6.6%	95,039	6.5%
Advertising	73,657	9.6%	79,297	9.8%	140,791	9.9%	144,342	9.9%
Amortization of Intangibles	12,037	1.6%	11,501	1.4%	23,453	1.7%	22,156	1.5%
Program Product Cost Amortization	10,309	1.3%	10,018	1.2%	16,032	1.1%	13,156	0.9%
Selling, Distribution and Administration	197,548	25.8%	191,379	23.6%	402,193	28.1%	391,269	26.8%
Operating Profit	74,088	9.7%	86,282	10.6%	84,715	5.9%	102,008	7.0%
Interest Expense	22,225	2.9%	22,413	2.7%	45,204	3.2%	45,525	3.1%
Other (Income) Expense, Net	787	0.1%	4,210	0.5%	4,928	0.3%	1,690	0.1%
Earnings before Income Taxes	51,076	6.7%	59,659	7.4%	34,583	2.4%	54,793	3.8%
Income Taxes	14,596	1.9%	16,232	2.0%	4,774	0.3%	13,945	1.0%
Net Earnings	$36,480	4.8%	$43,427	5.4%	$29,809	2.1%	$40,848	2.8%

Per Common Share
Net Earnings
Basic	$0.28		$0.33		$0.23		$0.31
Diluted	$0.28		$0.33		$0.23		$0.31

Cash Dividends Declared	$0.40		$0.36		$0.80		$0.72

Weighted Average Number of Shares
Basic	130,323		130,294		129,831		129,918
Diluted	131,980		132,118		131,437		131,825

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended
(Thousands of Dollars)	June 30, 2013	July 1, 2012
Cash Flows from Operating Activities:
Net Earnings	$29,809	$40,848
Non-cash Adjustments	85,305	92,520
Changes in Operating Assets and Liabilities	183,022	67,413
Net Cash Provided by Operating Activities	298,136	200,781

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(53,555)	(50,084)
Other	4,459	5,941
Net Cash Utilized by Investing Activities	(49,096)	(44,143)

Cash Flows from Financing Activities:
Net (Repayments) Proceeds from Short-term Borrowings	(31,147)	39,756
Purchases of Common Stock	(55,932)	(9,926)
Stock-based Compensation Transactions	72,065	41,402
Dividends Paid	(52,125)	(85,317)
Net Cash Utilized by Financing Activities	(67,139)	(14,085)

Effect of Exchange Rate Changes on Cash	(9,257)	(4,310)

Cash and Cash Equivalents at Beginning of Year	849,701	641,688
Cash and Cash Equivalents at End of Period	$1,022,345	$779,931

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)

	Quarter Ended			Six Months Ended
	June 30, 2013	July 1, 2012	% Change	June 30, 2013	July 1, 2012	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$389,243	$406,588	-4%	$731,302	$735,573	-1%
Operating Profit	59,004	60,928	-3%	96,747	75,339	28%
Operating Margin	15.2%	15.0%		13.2%	10.2%

International Segment:
External Net Revenues	340,176	360,493	-6%	629,989	650,222	-3%
Operating Profit	14,793	29,851	-50%	10,288	24,767	-58%
Operating Margin	4.3%	8.3%		1.6%	3.8%

Entertainment and Licensing Segment:
External Net Revenues	35,336	43,216	-18%	66,110	72,552	-9%
Operating Profit	3,712	8,192	-55%	8,997	15,930	-44%
Operating Margin	10.5%	19.0%		13.6%	22.0%

Net Revenues by Product Category
Boys	$253,684	$389,062	-35%	$496,480	$691,821	-28%
Games	255,409	214,842	19%	486,324	397,758	22%
Girls	149,419	104,191	43%	264,193	197,427	34%
Preschool	107,830	103,372	4%	183,039	173,311	6%
Total Net Revenues	$766,342	$811,467		$1,430,036	$1,460,317

International Segment Net Revenues by Major Geographic Region
Europe	$185,860	$198,153	-6%	$378,449	$406,266	-7%
Latin America	82,816	82,779	0%	128,529	121,748	6%
Asia Pacific	71,500	79,561	-10%	123,011	122,208	1%
Total	$340,176	$360,493		$629,989	$650,222

Reconciliation of EBITDA
Net Earnings	$36,480	$43,427		$29,809	$40,848
Interest Expense	22,225	22,413		45,204	45,525
Income Taxes	14,596	16,232		4,774	13,945
Depreciation	23,830	24,431		43,181	43,739
Amortization of Intangibles	12,037	11,501		23,453	22,156
EBITDA	$109,168	$118,004		$146,421	$166,213

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RESTRUCTURING CHARGES
(Unaudited)
(Thousands of Dollars)

Operating Profit, Excluding Restructuring
Quarter Ended June 30, 2013	As Reported	Less Restructuring	Excluding Restructuring	% Net Revenues
Net Revenues	$766,342	$-	$766,342	100.0%
Costs and Expenses:
Cost of Sales	300,570	-	300,570	39.2%
Royalties	50,229	-	50,229	6.6%
Product Development	47,904	-	47,904	6.2%
Advertising	73,657	-	73,657	9.6%
Amortization of Intangibles	12,037	-	12,037	1.6%
Program Production Cost Amortization	10,309	-	10,309	1.3%
Selling, Distribution and Administration	197,548	(2,462)	195,086	25.5%
Operating Profit	$74,088	$(2,462)	$76,550	10.0%

Six Months Ended June 30, 2013	As Reported	Less Restructuring	Excluding Restructuring	% Net Revenues
Net Revenues	$1,430,036	$-	$1,430,036	100.0%
Costs and Expenses:
Cost of Sales	568,142	(8,493)	559,649	39.1%
Royalties	99,621	-	99,621	7.0%
Product Development	95,089	(3,515)	91,574	6.4%
Advertising	140,791	-	140,791	9.9%
Amortization of Intangibles	23,453	-	23,453	1.7%
Program Production Cost Amortization	16,032	-	16,032	1.1%
Selling, Distribution and Administration	402,193	(19,380)	382,813	26.7%
Operating Profit	$84,715	$(31,388)	$116,103	8.1%

Six Months Ended July 1, 2012	As Reported	Less Restructuring	Excluding Restructuring	% Net Revenues
Net Revenues	$1,460,317	$-	$1,460,317	100.0%
Costs and Expenses:
Cost of Sales	569,020	(2,764)	566,256	38.8%
Royalties	123,327	-	123,327	8.4%
Product Development	95,039	(2,479)	92,560	6.4%
Advertising	144,342	-	144,342	9.9%
Amortization of Intangibles	22,156	-	22,156	1.5%
Program Production Cost Amortization	13,156	-	13,156	0.9%
Selling, Distribution and Administration	391,269	(5,887)	385,382	26.4%
Operating Profit	$102,008	$(11,130)	$113,138	7.7%

NOTE: There were no restructuring charges included in the reported amounts for the quarter ended July 1, 2012.

Net Earnings and Earnings per Share Excluding Restructuring Charges

	Quarter Ended
	June 30, 2013	Diluted Per Share Amount	July 1, 2012	Diluted Per Share Amount
Net Earnings, as Reported	$36,480	$0.28	$43,427	$0.33
Restructuring Charges, Net of Tax	1,790	0.01	-	-
Net Earnings, as Adjusted	$38,270	$0.29	$43,427	$0.33

	Six Months Ended
	June 30, 2013	Diluted Per Share Amount	July 1, 2012	Diluted Per Share Amount
Net Earnings, as Reported	$29,809	$0.23	$40,848	$0.31
Restructuring Charges, Net of Tax	20,567	0.16	7,675	0.06
Net Earnings, as Adjusted	$50,376	$0.39	$48,523	$0.37

Restructuring Charges – by Segment	Quarter Ended		Six Months Ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
U.S. and Canada Segment	$-	$-	$-	$2,444
International Segment	-	-	-	1,628
Entertainment and Licensing Segment	-	-	1,729	555
Global Operations Segment	-	-	-	4,307
Corporate and Eliminations	2,462	-	29,659	2,196
Total Restructuring Charges	$2,462	$-	$31,388	$11,130